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                                                                      EXHIBIT 23

                        Consent of Independent Auditors
                        -------------------------------

The Board of Directors
Highlands Insurance Group, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-51693 and No. 333-82135) and Form S-8 (No. 333-34701, No. 333-55699
and No. 333-82141) of Highlands Insurance Group, Inc. of our report dated April 13, 2001, relating to the consolidated balance sheets of Highlands Insurance Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2000, and all related schedules, which report appears in the December 31, 2000 annual report on Form 10-K of Highlands Insurance Group, Inc.



KPMG LLP

Houston, Texas
April 13, 2001